UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

May 3, 2010 (April 27, 2010)

(Date of earliest event reported)

GLOBAL GEOPHYSICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34709	05-0574281
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

13927 South Gessner Road

Missouri City, TX 77489

(Address of principal executive offices)

(713) 972-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

The description of the credit facility in Item 2.03 is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

We were a party to a $150.0 million first lien credit agreement, dated January 16, 2008 (our “First Lien Credit Agreement”), with Credit Suisse, as administrative agent and collateral agent, and a $50.0 million second lien term loan agreement, dated January 16, 2008 (our “Second Lien Credit Agreement”), with Credit Suisse, as administrative agent and collateral agent. Our First Lien Credit Agreement consisted of a $120.0 million senior secured term loan facility which would have matured on January 16, 2015, and a $30.0 million senior secured revolving credit facility (our “Prior Revolving Credit Facility”), which would have matured on January 16, 2014. Our Prior Revolving Credit Facility also provided us with a sub-facility for letters of credit of up to $30.0 million less the amount of revolving loans then outstanding. Our Second Lien Credit Agreement would have matured on July 16, 2015.

On February 13, 2008, we entered into a loan agreement with Citibank, N.A. (our “Construction Loan Agreement”) to provide financing for the construction of our headquarters facility. On August 28, 2009 we amended this loan agreement in order to extend the maturity date to September 30, 2019 and to reduce the availability for borrowing to $5.4 million, the aggregate principal amount then outstanding.

In connection with the closing of our initial public offering and the sale of $200 million of our 10-1/2% senior notes due 2017 on April 27, 2010, we repaid all outstanding borrowings under our First Lien Credit Agreement, our Second Lien Credit Agreement, and our Construction Loan Agreement. These repayments resulted in the termination of each of these borrowing arrangements. The prepayment of our Construction Loan Agreement resulted in the incurrence of $160,000 in prepayment penalties.

SECTION 2 —Financial Information

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2010, we entered into a new revolving credit facility under the terms of a Credit Agreement (the “Revolving Credit Facility”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto. Our Revolving Credit Facility provides for borrowings of up to $50.0 million. The loans under our Revolving Credit Facility bear interest at a rate equal to LIBOR plus the Applicable Rate or the Base Rate plus the Applicable Rate. The Base Rate is defined as the higher of (x) the prime rate and (y) the Federal Funds rate plus 0.50%. The Applicable Rate is defined as a percentage determined in accordance with a pricing grid based upon our leverage ratio, that will decline from LIBOR plus 4.00% or the prime rate plus 3.00% to a minimum rate equal to LIBOR plus 3.50% or the prime rate plus 2.50%. We are able to prepay borrowings under our Revolving Credit Facility at any time without penalty or premium, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. We also will pay a commitment fee of 0.75% per annum on the actual daily unused portions of the Revolving Credit Facility.

Our Revolving Credit Facility is secured by a first priority lien on substantially all of our assets, the assets of our non-foreign subsidiaries, the stock of our non-foreign subsidiaries and 66% of the stock of certain of our foreign subsidiaries. In addition, our non-foreign subsidiaries will guarantee our obligations under the Revolving Credit Facility.

The terms of our Revolving Credit Facility will limit our ability and the ability of certain of our subsidiaries to, among other things:

•                  incur or guarantee additional indebtedness;

•                  grant additional liens on our assets;

•                  make certain investments or certain acquisitions of substantially all or a portion of another entity’s business or assets;

•                  merge with another entity or dispose of our assets;

•                  pay dividends;

•                  enter into transactions with our affiliates;

•                  engage in other lines of business; and

•                  repurchase stock .

Additionally, our Revolving Credit Facility requires that we maintain certain ratios of total senior, secured debt to consolidated EBITDA (as defined therein), and of consolidated EBITDA to consolidated interest.

Our Revolving Credit Facility includes customary provisions with respect to events of default.

Upon the occurrence and continuation of an event of default under our Revolving Credit Facility, the lenders will be able to, among other things, terminate their revolving loan commitments, accelerate the repayment of the loans outstanding and declare the same to be immediately due and payable.

The foregoing description is a summary of the material terms of the Revolving Credit Facility and does not purport to be complete, and is qualified in its entirety by reference to the Revolving Credit Facility, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

SECTION 9 — Financial Statements and Exhibits

Item 9.01              Financial Statements and Exhibits.

(d)	Exhibits:

10.1

Credit Agreement dated as of April 30, 2010 by and among Global Geophysical Services, Inc. and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL GEOPHYSICAL SERVICES, INC.

May 3, 2010	By:	/s/ P. Mathew Verghese
P. Mathew Verghese
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

10.1

Credit Agreement dated as of April 30, 2010 by and among Global Geophysical Services, Inc. and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto.